Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214505

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, par value $0.01 per share	5,300,000	$175	$927,500,000	$115,473.75

(1)	Estimated in accordance with Rule 457(o) solely for purposes of calculating the registration fee.

PROSPECTUS SUPPLEMENT

To prospectus dated November 8, 2016

5,300,000 Shares

WYNN RESORTS, LIMITED

Common Stock

We are offering 5,300,000 shares of our common stock (“Common Stock”), par value $0.01 per share, with an aggregate offering price of $927,500,000.

Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “WYNN.” The last reported sale price of our Common Stock on the Nasdaq Global Select Market on March 22, 2018 was $175.54 per share. You are urged to obtain current market data and should not use the market price as of March 21, 2018 as a prediction of the future market price of our Common Stock.

The underwriters have agreed to purchase shares of our Common Stock at a price of $172.7925 per share, which will result in proceeds to us of $915,800,250, after deducting underwriting discounts and excluding estimated offering expenses payable by us.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds, before expenses, to the Company
Per share	$175.00	$2.2075	$172.7925
Total	$927,500,000	$11,699,750	$915,800,250

(1)	See “Underwriting (Conflicts of Interest)—Commissions and Discounts” in this prospectus supplement for additional discussion regarding underwriting discounts and commissions.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our Common Stock to purchasers on April 3, 2018.

Sole Bookrunner

Deutsche Bank Securities

Co-Managers

BNP PARIBAS	Goldman Sachs & Co. LLC	Scotiabank	SMBC Nikko

The date of this prospectus supplement is March 22, 2018.

We have not authorized anyone to provide any information or make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering is current only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Such transactions may include stabilizing and the purchase of Common Stock to cover short positions. For a description of these activities, see “Underwriting (Conflicts of Interest).”

No state gaming commission or any other gaming authority or other regulatory agency (including, without limitation, the Nevada Gaming Commission and the Nevada State Gaming Control Board) has approved or disapproved of the Common Stock or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is unlawful.

S-i

WHERE YOU CAN FIND MORE INFORMATION

Wynn Resorts, Limited (“Wynn Resorts”) files periodic reports and other information with the SEC. You may read and copy any document that Wynn Resorts files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Wynn Resorts also are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may find additional information about Wynn Resorts and its subsidiaries on its website at http://www.wynnresorts.com. The information contained on or that can be accessed through the Wynn Resorts website (other than the specified SEC filings incorporated by reference in this prospectus supplement) is not incorporated by reference in this prospectus supplement. You should not consider such information contained on the Wynn Resorts website or that can be accessed through such websites to be part of this prospectus supplement.

EXTENDED SETTLEMENT

We expect that delivery of the Common Stock will be made against payment therefor on or about April 3, 2018, which will be the 7th business day following the date of pricing, or ‘‘T+7.’’ Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Common Stock on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the Common Stock initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Common Stock who wish to trade the Common Stock prior to their date of delivery hereunder should consult their own advisors.

S-ii

About This Prospectus Supplement

On November 8, 2016, we filed with the SEC a registration statement on Form S-3 utilizing a shelf registration process relating to the securities described in this prospectus supplement, which became effective upon filing. Under this shelf registration process, we may, from time to time, offer and sell securities in one or more offerings.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of our Common Stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation By Reference.” You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” before investing in our Common Stock.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This prospectus supplement and accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than our Common Stock offered hereby, nor do this prospectus supplement and accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and accompanying prospectus is delivered or securities are sold on a later date.

S-iii

INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus supplement;

•	we are disclosing important information to you by referring you to those documents; and

•

information that we file in the future prior to the closing of this offering with the SEC automatically will update and supersede earlier information contained or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings that Wynn Resorts, Limited makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the closing of this offering (other than current reports or the portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K, including the related exhibits under Item 9.01):

•	Annual Report of Wynn Resorts, Limited on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018;

•

Current Reports of Wynn Resorts, Limited on Form 8-K, filed with the SEC on January 22, 2018 (solely relating to Item 8.01), February 7, 2018 (solely relating to Item 5.02), February 16, 2018 (Film #: 18619596), February 16, 2018 (Film #: 18621520), February 28, 2018, March 7, 2018 (Film #: 18673457), March 9, 2018, March 15, 2018 (Film #: 18690814), March 15, 2018 (Film #: 18691158) and March 21, 2018;

•

The portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 10, 2017 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016; and

•	The description of our common stock included in our registration statement on Form 8-A filed with the SEC on October 7, 2002.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with any additional information. Any statement contained in this prospectus supplement, or a document incorporated or deemed to be incorporated by reference in this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The documents incorporated by reference in this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement to any person, without charge, upon written or oral request. Exhibits to SEC filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement. Requests for such copies should be directed to the following:

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7555

Attention: Investor Relations

Except as provided above, no other information, including information on or that can be accessed through Wynn Resorts’ website (http://www.wynnresorts.com), is incorporated by reference in this prospectus supplement.

S-iv

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, contains statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, including, but not limited to, statements relating to our business strategy and development activities, as well as other capital spending, financing sources, the effects of regulation (including gaming and tax regulations), expectations concerning future operations, profitability and competition.

Any statements contained in this prospectus supplement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or other comparable terminology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. These risks and uncertainties include, but are not limited to, those set forth under “Risk Factors” in this prospectus supplement and the risks incorporated by reference herein, including those in our Annual Report on Form 10-K for the year ended December 31, 2017.

For a more detailed discussion of these and other risk factors, please read carefully the information under the caption “Risk Factors.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us. We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

INDUSTRY DATA

Industry data used throughout this prospectus supplement are based on surveys and studies conducted by third parties and industry and general publications. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

S-v

SUMMARY

The following summary should be read together with the information contained in other parts of this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. This summary highlights selected information about the Company, including important information from this prospectus supplement and the accompanying prospectus regarding the offering of the Common Stock. You should read this prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, carefully to understand fully the terms of the offering as well as other considerations that are important to you in making a decision to invest in the Common Stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement, and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to determine whether an investment in the shares is appropriate for you. This prospectus supplement and the accompanying prospectus include and incorporate forward-looking statements that involve risks and uncertainties.

The Common Stock will be issued by Wynn Resorts, Limited, a Nevada Corporation. Wynn Resorts, Limited is hereinafter referred to as the “Issuer.” Unless otherwise indicated or the context otherwise requires, all references in this prospectus supplement to the “Company” refers to Wynn Resorts, Limited and all references to “we,” “us” or “our,” or similar terms, refer to Wynn Resorts, Limited and its consolidated subsidiaries.

Overview

Our Company

We are a developer, owner and operator of destination casino resorts (integrated resorts). In the Macau Special Administrative Region of the People’s Republic of China (“Macau”), we own approximately 72% of Wynn Macau, Limited, which includes the operations of the Wynn Macau and Wynn Palace resorts, which we refer to as our Macau Operations. In Las Vegas, Nevada, we operate and, with the exception of certain retail space, own 100% of Wynn Las Vegas, which we also refer to as our Las Vegas Operations. We are currently constructing Wynn Boston Harbor, an integrated casino resort in Everett, Massachusetts.

Recent Developments

The Settlement Agreement and Mutual Release and Related Updates

On March 8, 2018, Wynn Resorts announced that it has entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) by and between the Company, Stephen A. Wynn (“Mr. Wynn”), Linda Chen, Russell Goldsmith, Ray R. Irani, Robert J. Miller, John A. Moran, Marc D. Schorr, Alvin V. Shoemaker, D. Boone Wayson, Allan Zeman, and Kimmarie Sinatra (collectively, the “Wynn Parties”), and Universal Entertainment Corp. and Aruze USA, Inc. (“Aruze” and, collectively with Universal Entertainment Corp., the “Universal Parties”). The Settlement Agreement resolves legal proceedings pending in the Eighth Judicial District Court in Clark County, Nevada (the “Nevada Litigation”) as well as other claims.

Pursuant to the Settlement Agreement, the Company agreed to pay on or before March 31, 2018 the principal amount of the $1.936 billion promissory note issued in connection with the redemption of all shares of the Company’s stock held by Aruze as of February 18, 2012 (the

“Redemption Note”). The Company also agreed to pay an additional $463.6 million with respect to the Universal Parties’ claims related to the allegedly below-market interest rate of the Redemption Note (the “Additional Redemption Note Amount”) and agreed to release to Aruze $232.4 million in accrued interest currently held in escrow. During the three months ended March 31, 2018, the Company expects to record an estimated expense of $520.9 million related to payments made pursuant to the Settlement Agreement.

Under the Settlement Agreement, the Wynn Parties and the Universal Parties mutually agreed to unconditionally release all claims against each other relating to or arising out of the Nevada Litigation, as well as any claims which relate to or arise out of any other litigation or claims in any other jurisdiction. As a result, the Universal Parties will not claim that Aruze remains a party to the Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) among Aruze, Mr. Wynn, and Elaine P. Wynn (Mr. Wynn’s former spouse), dated January 6, 2010. The Universal Parties further released any claims against the Wynn Parties and their affiliates in any other jurisdiction, including but not limited to the proceeding pending in Macau against Wynn Resorts (Macau) S.A. and certain related individuals (the “Macau Litigation”).

As a result of the Settlement Agreement, the parties to the agreement dismissed all litigation between the Universal Parties and the Company and its then-directors and executives with respect to the redemption, including the Nevada Litigation and the Macau Litigation, but the Settlement Agreement did not release claims against any parties to such litigation who are not parties to the Settlement Agreement, including but not limited to Kazuo Okada and Elaine P. Wynn. The foregoing summary of the Settlement Agreement is qualified by reference to the Settlement Agreement, which was filed as Exhibit 10.1. of our Current Report on Form 8-K, filed with the SEC on March 9, 2018.

On March 12, 2018, the Company voluntarily dismissed its claim for breach of fiduciary duty against Mr. Okada, which was the last and only remaining claim between the Company, Mr. Okada and the Universal Parties in the Nevada Litigation.

On March 14, 2018, Mr. Wynn and Elaine P. Wynn entered into a stipulation declaring that the Stockholders Agreement is now invalid and unenforceable, thereby terminating some but not all of the claims asserted by Elaine P. Wynn against Mr. Wynn, the Company and certain officers of the Company.

364-Day Term Loan Bridge Commitment

On March 9, 2018, the Company entered into a commitment letter with an affiliate of Deutsche Bank Securities for a 364-day term loan facility to the Company in an aggregate principal amount of up to $800 million (the “Bridge Facility”). The annual interest rate applicable to the Bridge Facility is, at the option of the Company, (i) LIBOR plus the Applicable Margin or the (ii) the Base Rate plus the Applicable Margin (with LIBOR and Base Rate having customary definitions for financings of this type). Applicable Margin in turn means 1.75% per annum in the case of Base Rate loans and 2.75% per annum in the case of LIBOR loans. The Company intends to use the net proceeds of the Bridge Facility, along with cash on hand and approximately $250 million of borrowings under our U.S. credit facilities, which consist of $875 million and $125 million fully funded senior term loan facilities and a $375 million senior secured revolving credit facility (together, the “Wynn America Credit Facilities”), to repay the Redemption Note and to pay the Additional Redemption Note Amount and the fees and expenses incurred in connection therewith. The proceeds of the Common Stock offered hereby are anticipated to be used to repay amounts to be borrowed under the Bridge Facility. See “Use of Proceeds.”

Amendment of the 2023 Indenture

On March 20, 2018, the Company announced that its indirect wholly owned subsidiaries, Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “WLV Issuers”), had received the requisite consents to approve an amendment to the indenture (the “2023 Indenture”) governing the WLV Issuers’ 4.25% Senior Notes due 2023 (the “2023 WLV Notes”). The amendment conforms the definition of “change of control” relating to ownership of equity interests in the Company in the 2023 Indenture to the terms of the indentures governing the WLV Issuers’ other outstanding notes.

Registration Rights Agreement and Prospectus Supplement

On March 20, 2018, the Company entered into a Registration Rights Agreement with Mr. Wynn, the Wynn Family Limited Partnership, a Delaware limited partnership (“WFLP” and together with Mr. Wynn, the “Selling Stockholder”) and each holder from time to time a party thereto (the “Registration Rights Agreement”), pursuant to the Separation Agreement by and among the Company, Mr. Wynn, and Wynn Resorts Holdings, LLC, dated February 15, 2018 (the “Separation Agreement”). Further, the Registration Rights Agreement provides for mutual indemnification and expense reimbursement.

On March 21, 2018, the Selling Stockholder sold an aggregate of 4,104,999 shares of Common Stock at a price of $180.00 per share in open market transactions pursuant to Rule 144 under the Securities Act. Additionally, following the Rule 144 open market transactions, on March 22, 2018, the Selling Stockholder entered into agreements to sell 8,026,708 shares of Common Stock in privately negotiated transactions, representing all of his remaining holdings of our Common Stock. The sale of such Common Stock is not being made pursuant to the terms of this prospectus supplement but solely pursuant to the terms set forth in the prospectus supplement dated March 20, 2018 filed pursuant to the Registration Rights Agreement.

SUMMARY CONSOLIDATED FINANCIAL DATA

The selected data presented below as of and for the years ended December 31, 2017, 2016 and 2015 is derived from our audited consolidated financial statements.

This data should be read together with our consolidated financial statements and notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other information incorporated by reference or contained in this prospectus supplement.

	Years Ended December 31,
	2017(1)	2016(2)	2015
	(in thousands)
Consolidated Statements of Income Data:
Net revenues	$6,306,368	$4,466,297	$4,075,883
Pre-opening expenses	26,692	154,717	77,623
Operating income	1,055,565	521,662	658,814
Net income	889,254	302,469	281,524
Less: net income attributable to noncontrolling interest	(142,073)	(60,494)	(86,234)
Net income attributable to Wynn Resorts, Limited	747,181	241,975	195,290
Basic income per share	$7.32	$2.39	$1.93
Diluted income per share	$7.28	$2.38	$1.92

	As of December 31,
	2017(1)	2016(2)	2015
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,804,474	$2,453,122	$2,080,089
Construction in progress	1,016,207	299,686	3,217,117
Total assets	12,681,739	11,953,557	10,459,159
Total long-term obligations(3)	9,673,099	10,279,375	9,327,143
Stockholder’s equity	1,078,350	257,881	21,845

(1)	During the fourth quarter of 2017, we recorded a provisional income tax benefit of $339.9 million related to the enactment of U.S. tax reform. See Item 8—“Financial Statements and Supplementary Data,” Note 13, “Income Taxes” in our Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein.
(2)	Wynn Palace opened on August 22, 2016.
(3)	Includes long-term debt, other long-term liabilities and deferred income tax liabilities, net.

THE OFFERING

The following summary contains basic information about this offering. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the shares of Common Stock, see the description of our Common Stock set forth in our Registration Statement on Form 8-A, filed on October 7, 2002, and incorporated by reference herein.

Issuer	Wynn Resorts, Limited, a Nevada corporation.

Common Stock Offered	5,300,000 shares.

Common Stock to be Outstanding Immediately Following this Offering	108,457,093 shares (based on shares outstanding on March 15, 2018).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $915,800,250 after deducting underwriting discounts, and excluding estimated offering expenses payable by us. We expect to use the net proceeds from the sale of the shares, to repay amounts to be borrowed under the Bridge Facility and repay certain other indebtedness. See “Use of Proceeds.”

Trading Symbol for our Common Stock	Our common stock is listed on the Nasdaq Global Select Market under the symbol “WYNN.”

U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax consequences to non-U.S. holders of holding and disposing of shares of our Common Stock, see “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders.”

Conflicts of interest

Because affiliates of certain of the underwriters are lenders under the senior secured credit facilities of our subsidiary Wynn America, LLC, and/or lenders under the senior secured credit facilities of our subsidiary Wynn Resorts (Macau) S.A., and/or are expected to be lenders under the Bridge Facility, and could receive at least 5% of the net proceeds from this offering, certain of the underwriters could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our Common Stock. For additional information about these matters, see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk factors” as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the shares.

Except as otherwise indicated, all information in this prospectus supplement:

•	excludes 564,795 shares issuable upon the exercise of options outstanding as of March 15, 2018 with a weighted average exercise price of $72.82 per share; and

•	excludes an estimated 3,109,569 shares reserved for issuance pursuant to future grants of awards under our 2014 Omnibus Incentive Plan as of March 15, 2018.

RISK FACTORS

You should carefully consider the risks described below, together with our consolidated financial statements and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2017 incorporated by reference herein, before making an investment decision. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the value of the Common Stock could decline substantially, and you may lose part or all of your investment.

Risks Related to our Business

The controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company could significantly harm our business.

Our business, reputation, and competitive position may suffer as a result of our association with Mr. Wynn, additional allegations against Mr. Wynn and/or the Company, or as a result of his separation from the Company. Prior to February 6, 2018, Mr. Wynn was our CEO and Chairman of the Board of Directors.

On February 6, 2018, Mr. Wynn resigned as CEO and Chairman of the Board of Directors after allegations of inappropriate personal conduct by Mr. Wynn in the workplace were reported in a January 26, 2018 Wall Street Journal article. Further articles regarding alleged inappropriate personal conduct by Mr. Wynn have been, and could in the future be, reported in the news. The controversy related to Mr. Wynn and his separation from the Company could significantly harm our business in numerous ways, including in ways that we cannot predict. As discussed in our Annual Report on Form 10-K, which is incorporated by reference herein, gaming regulators in Macau, Massachusetts and Nevada are reviewing the situation. Each of these regulatory authorities has extensive power to license and oversee the operations of our casino resorts and could take action against the Company and its related licensees or Mr. Wynn, including actions that could affect the ability or terms upon which our subsidiaries hold their gaming licenses and concessions, the suitability of the Company to continue as a stockholder of those subsidiaries, and/or the suitability of Mr. Wynn to continue as a stockholder of the Company.

A number of lawsuits have been filed against the Company and our Board of Directors arising out of the allegations against Mr. Wynn, and such claims present a number of risks, including distraction of management, assertions that could affect our reputation, and potential legal liabilities. Additional allegations may in the future be asserted against Mr. Wynn and/or the Company, and additional regulatory or legal proceedings involving the Company may be commenced in the future.

The developments regarding Mr. Wynn have and may in the future affect the course of proceedings and the parties’ positions in litigation in which Elaine P. Wynn, Mr. Wynn’s former spouse, submitted a cross claim seeking to void the Stockholders Agreement and alleging breaches of such agreement. Such claims have and may continue to bring adverse publicity and harm our reputation. On March 14, 2018, Mr. Wynn and Elaine P. Wynn entered into a stipulation declaring that the Stockholders Agreement is now invalid and unenforceable, thereby terminating some but not all of the claims asserted by Elaine P. Wynn against Mr. Wynn, the Company and certain officers of the Company.

On March 20, 2018, the Company entered into a Registration Rights Agreement with the Selling Stockholder, pursuant to the terms of the Separation Agreement. On March 21, 2018, the Selling Stockholder sold an aggregate of 4,104,999 shares of Common Stock at a price of $180.00 per share in open market transactions pursuant to Rule 144 under the Securities Act. Additionally, following the Rule 144 open market transactions, on March 22, 2018, the Selling Stockholder entered into agreements to sell 8,026,708 shares of Common Stock in privately negotiated transactions, representing all of his remaining holdings of our Common Stock. The separation of Mr. Wynn from the Company and the sale of all his shares of Common Stock has been the subject of numerous press articles which could in turn have a significant negative impact on our business, reputation and competitive position.

Ongoing investigations, litigation and other disputes could distract management and result in negative publicity and additional scrutiny from regulators.

There has been widespread publicity of the findings in the February 2012 report from Freeh, Sparkin & Sullivan, LLP of prima facie violations of law by Mr. Okada and his affiliates, the Board of Directors’ unsuitability finding, the redemption of shares and related litigation. In addition, Elaine P. Wynn has asserted various claims against Mr. Wynn, the Company and various Company officers. On March 14, 2018, Mr. Wynn and Elaine Wynn entered into a stipulation declaring that the Stockholders’ Agreement is now invalid and unenforceable, thereby terminating some but not all of the claims asserted by Elaine P. Wynn against Mr. Wynn, the Company and certain officers of the Company. Such claims have and may continue to draw adverse publicity or impugn our reputation.

On January 26, 2018, the Company’s Board of Directors formed a Special Committee comprised solely of independent directors to investigate allegations of inappropriate personal conduct by Mr. Wynn in the workplace. On February 12, 2018, the Special Committee announced that its review was expanded to include a comprehensive review of the Company’s internal policies and procedures with the goal of employing best practices to maintain a safe and respectful workplace for all employees. Gaming regulators in Massachusetts and Nevada are reviewing these matters, including suitability with respect to the Company and its related licensees, and the Company is cooperating with these regulatory reviews. The gaming regulator in Macau is monitoring and reviewing the situation, and the Company is cooperating.

The foregoing investigations, litigation and other disputes and any additional such matters that may arise in the future, can be expensive and may divert management’s attention from the operations of our businesses. The investigations, litigation and other disputes may also lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly a negative impact on, the Company’s gaming licenses and the Company’s ability to bid successfully for new gaming market opportunities. In addition, the actions, litigation and publicity could negatively impact our business, reputation and competitive position and could reduce demand for shares of Wynn Resorts and WML and thereby have a negative impact on the trading prices of their respective shares.

Risks Related to Our Indebtedness

We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing.

We have a substantial amount of consolidated debt in relation to our equity. As of December 31, 2017, we had total outstanding debt, net of debt issue costs, of approximately

$9.63 billion, which includes a portion of the funds we expect to need for the development and construction of our current projects. We may, however, incur additional indebtedness in connection with the construction of these projects. In addition, we are permitted to incur additional indebtedness if certain conditions are met, including conditions under our $2.30 billion equivalent fully funded senior secured term loan facility and a $750 million equivalent senior secured revolving credit facility in Macau, our Wynn America Credit Facilities and the indentures pertaining to the notes issued by certain of our subsidiaries in connection with other future potential development plans. On February 18, 2012, we issued the Redemption Note with a principal amount of approximately $1.94 billion in redemption of all of the shares of our Common Stock held by Aruze. As of December 31, 2017, the fair value of the Redemption Note was $1.88 billion. On March 9, 2018, we entered into a commitment letter with an affiliate of Deutsche Bank Securities for the Bridge Facility. The Company intends to use the net proceeds of the Bridge Facility, along with cash on hand and approximately $250 million of borrowings under the senior revolving credit facility under the Wynn America Credit Facilities to repay the Redemption Note and to pay the Additional Redemption Note Amount and the fees and expenses incurred in connection therewith. We intend to use the net proceeds from this offering to repay amounts to be borrowed under the Bridge Facility and repay certain other indebtedness.

Our indebtedness could have important consequences. For example:

•

failure to meet our payment obligations or other obligations could result in acceleration of our indebtedness, foreclosure upon our assets that serve as collateral or bankruptcy and trigger cross defaults under other agreements;

•

servicing our indebtedness requires a substantial portion of our cash flow from the operations of our Las Vegas and Macau operations and reduces the amount of available cash, if any, to fund working capital and other cash requirements or pay for other capital expenditures;

•

the Settlement Agreement pertaining to the Redemption Note could cause a material adverse effect on our financial condition and results of operations and could expose us to additional claims by third parties including current or former investors or regulators.

•	we may not be able to obtain additional financing, if needed; and

•	rates with respect to a portion of the interest we pay will fluctuate with market rates and, accordingly, our interest expense will increase if market interest rates increase.

Under the terms of the documents governing our debt facilities, subject to certain limitations, we are permitted to incur indebtedness. If we incur additional indebtedness, the risks described above will be exacerbated.

The agreements governing our debt facilities contain certain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

Some of our debt facilities require us to satisfy various financial covenants, which include requirements for minimum interest coverage ratios and leverage ratios pertaining to total debt to earnings before interest, tax, depreciation and amortization and a minimum earnings before interest, tax, depreciation and amortization. The agreements governing our debt facilities also contain restrictions on our ability to engage in certain transactions and may limit our ability to respond to changing business and economic conditions. These restrictions include, among other things, limitations on our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions or repurchase equity;

•	incur additional debt;

•	make investments;

•	create liens on assets to secure debt;

•	enter into transactions with affiliates;

•	issue stock of, or member’s interests in, subsidiaries;

•	enter into sale-leaseback transactions;

•	engage in other businesses;

•	merge or consolidate with another company;

•	undergo a change of control;

•	transfer, sell or otherwise dispose of assets;

•	issue disqualified stock;

•	create dividend and other payment restrictions affecting subsidiaries; and

•	designate restricted and unrestricted subsidiaries.

Our ability to comply with the terms of outstanding facilities may be affected by general economic conditions, industry conditions and other events outside of our control. As a result, we may not be able to maintain compliance with these covenants. If our properties’ operations fail to generate adequate cash flow, we may violate those covenants, causing a default under our agreements, which would materially and adversely affect our operating results and our financial condition or result in our lenders or holders of our debt taking action to enforce their security interests in our various assets or cause all outstanding amounts to be due and payable immediately.

Risks Related to Share Ownership and Stockholder Matters

Our largest stockholders are able to exert significant influence over our operations and future direction.

As of March 20, 2018, Elaine P. Wynn owned 9,539,077 shares, or approximately 9.25% of our outstanding Common Stock. As a result, Elaine P. Wynn may be able to exert significant influence over all matters requiring our stockholders’ approval, including the approval of significant corporate transactions. Further, on March 20, 2018, Elaine P. Wynn, indicated in public filings with the SEC that she may engage in discussions with the Company’s shareholders, management and board of directors regarding a variety of matters relating to the Company, including among other things, the Company’s strategy, business, management, capital structure and allocation, corporate governance and board composition. Such involvements by our large shareholders may in turn be disruptive and distract management and our board of directors in the ordinary course of business.

Our stock price may be volatile.

The trading price of our Common Stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as general United States, China, and world economic and financial conditions, our own quarterly variations in operating results, increased competition, changes in financial estimates and recommendations by securities analysts, changes in applicable laws or regulations, and changes affecting the travel industry, including gaming taxes, arrival and departure of key personnel, changes in our capital structure, sales of Common Stock by us or members of our management team, the public’s reaction to our press releases, other public announcements and filings with the SEC, including announcements of sales of stock or stock equivalents by the Company or its stockholders, and other events impacting our business. The stock market in general, and prices for companies in our industry in particular, has experienced extreme volatility that may be unrelated to the operating performance of a particular company. These broad market and industry fluctuations may adversely affect the price of our Common Stock, regardless of our operating performance.

Non-U.S. holders may be subject to additional U.S. federal income tax and/or withholding tax if we are treated as a United States real property holding corporation.

A non-U.S. holder of our Common Stock may be subject to U.S. federal income and/or withholding tax if we are treated as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes. Although there can be no assurance in this regard, we believe we are not currently a USRPHC and we currently do not anticipate becoming a USRPHC in the future. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and other business assets, however, there can be no assurance that we are not or will not become a USRPHC. As a result, non-U.S. holders of our Common Stock may be subject to additional U.S. federal income or withholding tax, or both, in respect of payments in connection with a sale or other taxable disposition of Common Stock or in the case of certain distributions. Non-U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning, and disposing of our Common Stock. See the discussion under the heading “Material U.S. Federal Income Tax Consequences to Non-U.S. Holders”.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $915.8 million after deducting underwriting discounts and excluding estimated offering expenses payable by us. We intend to use such net proceeds of this offering to repay amounts to be borrowed under the Bridge Facility and repay certain other indebtedness (as described below).

On March 9, 2018, we entered into a commitment letter with an affiliate of Deutsche Bank Securities for the Bridge Facility. The annual interest rate applicable to the Bridge Facility is, at the option of the Company, (i) LIBOR plus the Applicable Margin or the (ii) the Base Rate plus the Applicable Margin. The Company intends to use the net proceeds of the Bridge Facility, along with cash on hand and approximately $250 million of borrowings under the senior revolving credit facility under the Wynn America Credit Facilities to repay the Redemption Note and to pay the Additional Redemption Note Amount and the fees and expenses incurred in connection therewith.

Affiliates of certain of the underwriters are lenders under the senior secured credit facilities of our subsidiary Wynn America, LLC, and/or lenders under the senior secured credit facilities of our subsidiary Wynn Resorts (Macau) S.A., and/or expected to be lenders under the Bridge Facility, and could receive at least 5% of the net proceeds of this offering due to the repayment of the amounts to be borrowed under the Bridge Facility or certain of our other indebtedness with the proceeds of this offering. For additional information, see “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash, cash equivalents and investment securities, and our capitalization, on a consolidated basis, as of December 31, 2017:

•	on an actual basis; and

•	on an adjusted basis after giving effect to:

•	the sale of the shares of Common Stock in this offering, including underwriting discounts and excluding estimated offering expenses payable by us;

•

anticipated borrowings under the Bridge Facility and its subsequent repayment from the use of proceeds from this offering, with the remaining net proceeds being used to repay certain other indebtedness;

•	the anticipated borrowings under the senior revolving credit facility under the Wynn America Credit Facilities; and

•	the use of proceeds therefrom as described above under “Use of Proceeds”.

The following data in the table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

	Actual	As Adjusted
Cash, cash equivalents and investment securities(1)	$3,131,929	$1,897,729

Long-term debt and capital lease obligations, including current portion:
US and Corporate Related:
Wynn America Credit Facilities(2)
Senior Term Loan Facility	$1,000,000	$1,000,000
Senior Revolving Credit Facility(3)	—	250,000
4.25% Senior Notes due 2023 of Wynn Las Vegas	500,000	500,000
5.50% Senior Notes due 2025 of Wynn Las Vegas	1,800,000	1,800,000
5.25% Senior Notes due 2027 of Wynn Las Vegas	900,000	900,000
Capital lease obligations	16,516	16,516
Redemption Note	1,936,443	—
Macau Related:
Wynn Macau Credit Facilities(4)
Senior Term Loan Facility	2,298,798	2,298,798
Senior Revolving Credit Facility	—	—
4.875% Senior Notes due 2024 of Wynn Macau	600,000	600,000
5.50% Senior Notes due 2027 of Wynn Macau	750,000	750,000
WML Finance Credit Facility(5)	—	—
Less: Unamortized debt issuance costs and original issue discounts and premium, net	(99,231)	(99,231)
Less: Redemption Note fair value adjustment	(57,384)	—

Total long-term debt and capital lease obligations, including current portion	$9,645,142	$8,016,083
Stockholders’ equity:
Total stockholders’ equity attributable to Wynn Resorts, Limited(6)	$947,846	$1,342,705
Noncontrolling interests	130,504	130,504

Total stockholders’ equity	$1,078,350	$1,473,209

Total capitalization:	$10,723,492	$9,489,292

(1)	As of February 28, 2018, we had cash, cash equivalents and investment securities of approximately $2.89 billion.

(2)	Our U.S. credit facilities consist of an $875 million fully funded senior secured term loan facility (the “WA Senior Term Loan Facility I”), a $125 million fully funded senior term loan facility (the “WA Senior Term Loan Facility II”) and a $375 million senior secured revolving credit facility (the “WA Senior Revolving Credit Facility,” and collectively, the “Wynn America Credit Facilities”), under which Wynn America, an indirect wholly owned subsidiary of the Company, is the borrower.
(3)	As of February 28, 2018, we had borrowing capacity of approximately $357 million, net of outstanding letters of credit, under the WA Senior Revolving Credit Facility and intend to borrow approximately $250.0 million thereunder to make payments pursuant to the Settlement Agreement.
(4)	Our Macau credit facilities include a $2.30 billion equivalent fully funded senior secured term loan facility (the “Wynn Macau Senior Term Loan Facility”) and a $750 million equivalent senior secured revolving credit facility (the “Wynn Macau Senior Revolving Credit Facility,” and together with the Wynn Macau Senior Term Loan Facility, the “Wynn Macau Credit Facilities”). The borrower is Wynn Macau SA, an indirect wholly owned subsidiary of WML, and borrowings consist of both United States dollar and Hong Kong dollar tranches. Wynn Macau SA has the ability to upsize the Wynn Macau Credit Facilities by an additional $1 billion in equivalent senior secured loans upon its satisfaction of various conditions. As of February 28, 2018, we had borrowing capacity of approximately $748 million under the Wynn Macau Senior Revolving Credit Facility.
(5)	Our Macau credit facilities include a HK$3.87 billion (approximately $495.2 million) cash-collateralized revolving credit facility (“WML Finance Credit Facility”) under which WML Finance I, Limited, an indirect wholly owned subsidiary of WML, is the borrower.
(6)	The change in total stockholders’ equity attributable to Wynn Resorts, Limited includes the estimated expense related to payments made pursuant to the Settlement Agreement of $520.9 million.

PRICE RANGE OF OUR COMMON STOCK

Our Common Stock trades on the Nasdaq Global Select Market under the symbol “WYNN.” The following table sets forth the high and low sale prices for the indicated periods, as reported by the Nasdaq Global Select Market.

	High	Low
2018
First Quarter (through March 22, 2018)	$203.63	$156.54
2017
First Quarter	$116.19	$86.20
Second Quarter	$139.67	$112.91
Third Quarter	$150.15	$124.11
Fourth Quarter	$171.06	$139.20
2016
First Quarter	$96.60	$49.95
Second Quarter	$105.69	$85.72
Third Quarter	$109.50	$87.26
Fourth Quarter	$104.90	$82.51

Holders

There were approximately 164 holders of record of our Common Stock as of March 22, 2018.

DIVIDEND POLICY

Wynn Resorts is a holding company and, as a result, our ability to pay dividends is highly dependent on our ability to obtain funds and our subsidiaries’ ability to provide funds to us. Restrictions imposed by our subsidiaries’ debt instruments significantly restrict certain key subsidiaries, including Wynn America and Wynn Macau SA, from making dividends or distributions to Wynn Resorts. These restrictions are subject to certain exceptions for affiliated overhead expenses as defined in the agreements governing the debt instruments, unless certain financial and non-financial criteria have been satisfied.

In each quarter of 2017 and 2016, we paid a cash dividend of $0.50 per share, for annual cash dividends of $2.00 per share.

On January 22, 2018, we announced a cash dividend of $0.50 per share, payable on February 27, 2018, to stockholders of record as of February 15, 2018.

On March 7, 2018, we announced an increase to our cash dividend to $0.75 per share per quarter.

Our Board of Directors will continue to periodically assess the level and appropriateness of any cash dividends.

DESCRIPTION OF OUR CAPITAL STOCK

You should consider the description of our capital stock as set forth in our Current Report on Form 8-A filed with the SEC on October 7, 2002.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. Non-U.S. Holders should consult their tax advisors about the potential significant estate tax consequences with respect to investment in our Common Stock.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to Non-U.S. Holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental organizations;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•

persons subject to special U.S. federal income tax accounting rules as a result of any item of gross income with respect to the Common Stock being taken into account in an applicable financial statement;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS (OR OTHER U.S. FEDERAL TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Common Stock (determined separately for each share), but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above, unless an applicable income tax treaty provides otherwise. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or other applicable form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Unless an applicable income tax treaty provides otherwise, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

In addition, if we are a USRPHC (as discussed below) and any distribution on our Common Stock exceeds our current and accumulated earnings and profits, we will need to choose to satisfy our withholding requirements either by treating the entire distribution as a dividend, subject to U.S. federal withholding tax at a rate of 30% or a lower applicable treaty rate as described above (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to our reasonable estimate of our current and accumulated earnings and profits as a dividend, with the excess portion of the distribution being subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC (discussed below under “—Sale or Other Taxable Disposition”).

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our Common Stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), and may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, although there can be no assurance in this regard, we believe we currently are not, and currently do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, no more than 5% of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. If the disposition of our Common Stock were subject to taxation under the rules governing USRPHCs, a Non-U.S. Holder would be required to file a U.S. federal income tax return and generally would be subject to the same treatment as a U.S. holder with respect to such gain. In addition, if we are or become a USRPHC and our Common Stock are not considered to be regularly traded on an established securities market, a transferee of Common Stock could be required to withhold 15% of the proceeds paid to a Non-U.S. Holder for the Common Stock and remit such amount to the IRS.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock will not be subject to backup withholding, provided the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

Proceeds of the sale or other taxable disposition of our Common Stock generally will be subject to backup withholding or information reporting unless the applicable withholding agent receives the certification of the holder’s non-U.S. status, or the holder otherwise establishes an exemption. However, proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (regardless of whether such institutions or entities receive the payments as a beneficial owner or intermediary). Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies currently to payments of dividends on our Common Stock, and, beginning on January 1, 2019 will apply to payments of gross proceeds from the sale or other disposition of such stock.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Common Stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Deutsche Bank Securities Inc. is acting as representative (the “Representative”) of each of the underwriters. Subject to the terms and conditions set forth in an underwriting agreement among us and the Representative, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Common Stock set forth opposite its name below:

Name	Number of shares
Deutsche Bank Securities Inc.	4,529,916
BNP Paribas Securities Corp.	192,521
Goldman Sachs & Co. LLC	192,521
Scotia Capital (USA) Inc.	192,521
SMBC Nikko Securities America, Inc.	192,521

Total	5,300,000

The underwriters are committed to purchase all the Common Stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters are purchasing the shares of Common Stock from us at $172.7925 per share (representing approximately $915,800,250 aggregate proceeds to us, before we deduct our total expenses of approximately $1,000,000). The underwriters may offer the shares of Common Stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of Common Stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of Common Stock for whom they may act as agents or to whom they may sell as principal.

The underwriting fee is equal to the public offering price per share of Common Stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $2.2075 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us.

Total Fees
Per share	$2.2075
Total	$11,699,750

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

Our Common Stock is listed on the Nasdaq Global select Market under the symbol “WYNN.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Common Stock while this offering is in progress. These stabilizing transactions may include making short sales of the Common Stock, which involves the sale by the underwriters of a greater number of shares of Common Stock than they are required to purchase in this offering, and purchasing shares of Common Stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of our Common Stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of our Common Stock, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through their option to purchase additional shares of our Common Stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Common Stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Common Stock in the open market in stabilizing transactions or to cover short sales, the representatives of the underwriters can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Common Stock or preventing or retarding a decline in the market price of the Common Stock, and, as a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

We expect that delivery of the Common Stock will be made against payment therefor on or about April 3, 2018, which will be the 7th business day following the date of pricing, or ‘‘T+7.’’ Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Common Stock on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the Common Stock initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Common Stock who wish to trade the Common Stock prior to their date of delivery hereunder should consult their own advisors.

Selling restrictions

Notice to prospective investors in the European Economic Area

The shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European

Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of our common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer; or

(c)	where the transfer is by operation of law.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any prospectus supplement in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in Canada

The shares may be sold only to purchasers in Canada purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Plan Investors

Each purchaser of shares of common stock being offered pursuant to this prospectus supplement and the accompanying prospectus that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan, individual retirement account (“IRA”) or other arrangement subject to Section 4975 of Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan or arrangement, by acceptance of any shares, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

•

is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control (excluding, if the purchaser is an IRA, the owner or a relative of the owner of the IRA) as specified in 29 CFR Section 2510.3-21(c)(1)(i);

•	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of the Company, the underwriters and their respective affiliates (the “Transaction Parties”);

•

is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties contemplated by this prospectus supplement and the accompanying prospectus (the “Transactions”);

•

has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the Transactions;

•

is a “fiduciary” under Section 3(21)(a) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the Transactions; and

•

understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement and the accompanying prospectus; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the Transactions.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In particular, affiliates of certain of the underwriters are agents and/or lenders under the senior secured credit facilities of our subsidiary Wynn America, LLC, and/or under the senior secured credit facilities of our subsidiary Wynn Resorts (Macau) S.A. and/or expected to be lenders under the Bridge Facility. Furthermore, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

On March 9, 2018, we entered into a commitment letter with an affiliate of Deutsche Bank Securities for the Bridge Facility. The annual interest rate applicable to the Bridge Facility is, at the option of the Company, (i) LIBOR plus the Applicable Margin or the (ii) the Base Rate plus the Applicable Margin. The Company intends to use the net proceeds of the Bridge Facility, along with cash on hand and approximately $250 million of borrowings under the senior revolving credit facility under the Wynn America Credit Facilities to repay the Redemption Note and to pay the Additional Redemption Note Amount and the fees and expenses incurred in connection therewith. The proceeds of the Common Stock offered hereby are anticipated to be used to repay amounts to be borrowed under the Bridge Facility and to repay certain other indebtedness.

Because affiliates of certain of the underwriters are lenders under the senior secured credit facilities of our subsidiary Wynn America, LLC, and/or lenders under the senior secured credit facilities of our subsidiary Wynn Resorts (Macau) S.A., and/or are expected to be lenders under the Bridge Facility to be borrowed, and could receive at least 5% of the net proceeds from this offering, certain of the underwriters could be deemed to have a “conflict of interest” under Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, none of the underwriters will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds” on page S-12 for information about our proposed use of the net proceeds of this offering.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Latham & Watkins LLP, and for the underwriters by Cahill Gordon & Reindel LLP. Certain matters of Nevada law will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of our internal control over financial reporting as of December 31, 2017, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Wynn Resorts, Limited

This prospectus relates to offers and sales to the public from time to time of:

•	shares of our common stock, par value $0.01 per share;

•	shares of our preferred stock, par value $0.01;

•	depositary shares representing preferred stock; and

•	debt securities.

Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each offering of our securities.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “WYNN.” Our principal executive offices are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109 and the telephone number of our principal executive offices is (702) 770-7000.

We urge you to read carefully this prospectus, any accompanying prospectus supplement and any other offering materials filed or provided by us before you make your investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

The date of this prospectus is November 8, 2016.

Unless the context otherwise requires or unless otherwise specified, all references in this prospectus to “Wynn Resorts,” the “Company,” “we,” “us,” or “our,” or similar terms, refer to Wynn Resorts, Limited and its consolidated subsidiaries.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, the securities described in this prospectus may be offered and sold to the public in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time securities are offered and sold pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

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RISK FACTORS

Investing in our securities involves risks. You are urged to read and carefully consider the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus, and in documents we file with the SEC after the date of this prospectus and which are incorporated by reference into this prospectus, as described below under the heading “Incorporation by Reference.” Before making an investment decision, you should carefully consider these risks as well as other information we incorporate by reference into this prospectus. The risks and uncertainties that we have described are not the only ones facing us. The prospectus supplement applicable to each offering of our securities will contain additional information about risks applicable to an investment in us and shares of our securities.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like Wynn Resorts, that file electronically with the SEC. Our filings with the SEC also may be accessed through our Internet website at http://www.wynnresorts.com. Our website, and the information contained in, accessible from or connected to our website, shall not be deemed to be incorporated into, or otherwise constitute a part of, this prospectus.

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INCORPORATION BY REFERENCE

We are “incorporating by reference” specified documents that we file with the SEC, which means that:

•	incorporated documents, including exhibits and other information not included in this prospectus or a prospectus supplement, are considered part of this prospectus;

•	we are disclosing important business and financial information to you by referring you to those documents; and

•	information that we file in the future with the SEC automatically will update and supersede earlier information contained or incorporated by reference into this prospectus.

We are incorporating by reference into this prospectus the following documents filed with the SEC:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2015;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	our current reports on Form 8-K filed on February 11, 2016 (with respect to Item 8.01 only), April 20, 2016, May 5, 2016 (with respect to Item 8.01 only), July 6, 2016, July 28, 2016 (with respect to Item 8.01 only), August 23, 2016, and November 2, 2016 (with respect to Item 8.01 only);

•	the description of our common stock set forth in our Registration Statement on Form 8-A, filed on October 7, 2002 (File No. 000-50028), including any amendment or reports filed for the purpose of updating the description of our common stock contained therein; and

•	all other documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of the offering of securities offered by this prospectus and any accompanying prospectus supplement.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference into this prospectus.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any additional information. Any statement contained in this prospectus, or a document incorporated or deemed to be incorporated by reference into this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the documents incorporated by reference into this prospectus are available from us upon request. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus, without charge to the requester, upon written or oral request. Exhibits to information incorporated by reference into this prospectus will not be sent, however, unless those exhibits have specifically been incorporated by reference into such information. Requests for such copies should be directed to:

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

(702) 770-7555

Attention: Investor Relations

Except as provided above, no other information, including information on our internet site (http://www.wynnresorts.com), is incorporated by reference into this prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference into this prospectus, contains forward-looking statements, including, but not limited to, statements relating to our business strategy, development activities, competition and possible or assumed future results of operations. Any statements contained in this prospectus, including the documents incorporated by reference into this prospectus, that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, in some cases you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “continue” or the negative of these terms or similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. These risks and uncertainties include, but are not limited to:

•	our dependence on Stephen A. Wynn;

•	general global political and economic conditions, particularly in China, which may impact levels of travel, leisure and consumer spending;

•	construction risks (including disputes with and defaults by contractors and subcontractors; construction, equipment or staffing problems; shortages of materials or skilled labor; environment, health and safety issues; and unanticipated cost increases);

•	factors affecting the development and success of new gaming and resort properties (including limited labor resources in Macau and government labor and gaming policies, unexpected cost increases, transportation infrastructure, environmental regulation and our ability to secure federal, state and local permits and approvals necessary for our construction projects);

•	changes in the valuation of the promissory note we issued in connection with the redemption of Mr. Okada’s shares;

•	restrictions or conditions on visitation by citizens of mainland China to Macau;

•	potential violations of law by Mr. Kazuo Okada, a former shareholder of ours;

•	pending or future legal proceedings, regulatory or enforcement actions or probity investigations;

•	any violations by us of the anti-money laundering laws or Foreign Corrupt Practices Act;

•	competition in the casino/hotel and resort industries and actions taken by our competitors, including new development and construction activities of competitors;

•	our dependence on a limited number of resorts and locations for all of our cash flow;

•	our relationships with Macau gaming promoters;

•	our ability to maintain our customer relationships and collect and enforce gaming receivables;

•	extensive regulation of our business (including the Chinese government’s ongoing anti-corruption campaign) and the cost of compliance or failure to comply with applicable laws and regulations;

•	our ability to maintain our gaming licenses and concessions;

•	changes in gaming laws or regulations;

•	changes in federal, foreign, or state tax laws or the administration of such laws;

•	cybersecurity risk including misappropriation of customer information or other breaches of information security;

•	our current and future insurance coverage levels;

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•	conditions precedent to funding under our credit facilities;

•	continued compliance with all provisions in our debt agreements;

•	leverage and debt service (including sensitivity to fluctuations in interest rates);

•	the impact on the travel and leisure industry from factors such as an outbreak of an infectious disease, extreme weather patterns or natural disasters, military conflicts and any future security alerts and/or terrorist attacks;

•	our subsidiaries’ ability to pay us dividends and distributions;

•	our ability to protect our intellectual property rights;

•	doing business in foreign locations such as Macau;

•	legalization of gaming in certain jurisdictions; and

•	changes in exchange rates.

Further information on potential factors that could affect our financial condition, results of operations and business are included in the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the SEC. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us. We undertake no obligation to publicly release any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus.

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THE COMPANY

We are a developer, owner and operator of destination casino resorts (integrated resorts). In the Macau Special Administrative Region of the People’s Republic of China, the Company owns approximately 72% of Wynn Macau, Limited and the Company operates the integrated Wynn Macau and Encore at Wynn Macau resort and the integrated Wynn Palace. In Las Vegas, Nevada, the Company owns 100% of and operates the integrated Wynn Las Vegas and Encore at Wynn Las Vegas resort. We are also currently constructing Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, adjacent to Boston.

Company Information

Our principal executive offices are located at 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, telephone (702) 770-7000.

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RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratios of earnings to fixed charges and our historical ratios of earnings to fixed charges and dividends on preferred stock for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine months ended September 30, 2016	Years ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to combined fixed charges and preferred stock dividends	1.33x	1.69x	3.63x	4.14x	3.52x	4.50x

For purposes of these calculations, earnings consist of income from continuing operations before provision for income taxes and before fixed charges. Combined fixed charges include interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor. We had no preferred stock issued and outstanding for any of the periods presented.

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USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, we intend to use the net proceeds of any securities sold by us for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

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DESCRIPTION OF THE SECURITIES

A description of the specific terms of any common stock, preferred stock, depositary shares or debt securities that may be offered under this prospectus will be set forth in the applicable prospectus supplement relating to those securities. The terms of the offering of the securities, the initial offering price and the net proceeds to us will also be contained in any applicable prospectus supplement or other offering materials relating to such offer. Such materials may also add, update or change information contained in this prospectus.

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VALIDITY OF THE SECURITIES

Unless otherwise specified in connection with the particular offering of securities, the validity of any securities issued under this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York, and, with respect to matters of Nevada law, by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada. Any underwriters will be represented by their own legal counsel.

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EXPERTS

The consolidated financial statements of Wynn Resorts, Limited appearing in Wynn Resorts, Limited’s Annual Report (Form 10-K) for the year ended December 31, 2015 including schedules appearing therein, and the effectiveness of Wynn Resorts, Limited’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy Common Stock only in jurisdictions where the offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our notes.

Wynn Resorts, Limited

5,300,000 Shares

of Common Stock

PROSPECTUS SUPPLEMENT

Sole Bookrunner

Deutsche Bank Securities

Co-Managers

BNP PARIBAS

Goldman Sachs & Co. LLC

Scotiabank

SMBC Nikko

March 22, 2018